Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299
Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES FOURTH QUARTER AND

 FULL-YEAR RESULTS FOR 2005

DALLAS, TX – February 23, 2006 – Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales for the fourth quarter of 2005 increased to $335.2 million from $332.4 million for the fourth quarter last year.  Comparable store sales decreased 5.3% for the fourth quarter of 2005.  On a year-to-date basis, sales were up 3.8% to $931.8 million, with a comparable store sales decrease of 4.0%, compared to $897.8 million for the same prior-year period of 2004.

Net income for the fourth quarter ended December 31, 2005 decreased 3.7% to $35.5 million, or $0.85 per diluted share, compared to $36.9 million, or $0.88 per diluted share, for the fourth quarter of 2004.  For the full-year ended December 31, 2005, net income decreased to $61.0 million, or $1.46 per diluted share, compared to $62.6 million, or $1.50 per diluted share, in the same prior-year period.  Excluding the after-tax lease adjustment in the first quarter of 2005 that reduced net income and diluted earnings per share by $2.4 million and $0.06, respectively, full-year net income and diluted earnings per share would have been $63.4 million and $1.52, respectively.  Please see the attached table for reconciliation.

“In an obviously challenging environment for home furnishings focused retailers, we were able to achieve solid double-digit operating profit for 2005, pay our first cash dividend and provide a return on assets of 17% for our stockholders,” said Kathleen Mason, President and Chief Executive Officer.   “We see continuing pressure on consumers with reduced discretionary income, but believe our operating model will allow us to continue providing double-digit operating profits and an excellent return on assets for our stockholders in 2006.”

For fiscal year 2006, Tuesday Morning expects to open approximately 65 to 70 net new stores and forecasts a total sales increase of approximately 10% which includes a comparable store sales growth assumption of 2%.  On January 1, 2006, we adopted FASB Statement No. 123(R) which requires the recognition of stock compensation expense in our financials.  We expect this expense to reduce our annual 2006 diluted earnings per share by approximately $0.09.  Based on achieving the planned sales, we estimate annual diluted earnings per share, including stock compensation expense, to be in a range of $1.53 to $1.58 per diluted share.  Without adoption of FASB Statement 123(R), our guidance for annual diluted earnings per share for 2006 would have been $1.62 to $1.67, which management believes would be more comparable to 2005 diluted earnings per share which does not include any stock compensation expense.

Tuesday Morning management will review fourth quarter financial results in a teleconference call today, February 23, 2006, at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 732 stores in 46 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

# # #

Tuesday Morning Corporation

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended Dec. 31,		Full Year Ended Dec. 31,
	2005	2004	2005	2004

Net Sales	$335,200	$332,399	$931,827	$897,841
Cost of sales	206,595	202,206	574,546	556,623
Gross profit	128,605	130,193	357,281	341,218

Selling, general and administrative expenses	72,555	69,059	260,736	237,127

Operating income	56,050	61,134	96,545	104,091

Other income (expense):
Interest expense	(630)	(1,429)	(1,552)	(3,180)
Interest income	31	13	129	21
Other income (expense), net	264	247	897	884
Other income (expense)	(335)	(1,169)	(526)	(2,275)

Income before income taxes	55,715	59,965	96,019	101,816

Income tax expense	20,166	23,068	35,060	39,199

Net income	$35,549	$36,897	$60,959	$62,617

Earnings Per Share:
Net income per common share:
Basic	$0.86	$0.90	$1.48	$1.53
Diluted	$0.85	$0.88	$1.46	$1.50

Weighted average number of common shares:
Basic	41,369	41,094	41,264	41,046
Diluted	41,756	41,807	41,770	41,764

Reconciliation of Reported Amounts to Non-GAAP Items (See Note)

Net income, as reported	$35,549	$36,897	$60,959	$62,617
Add: Q1 GAAP rent adjustment, net of tax	—	—	2,438	—

Net income, ex GAAP rent	$35,549	$36,897	$63,397	$62,617

Net income per share, diluted, as reported	$0.85	$0.88	$1.46	$1.50

Add: Q1 GAAP rent, net of tax	—	—	0.06	—

Net income per share, diluted, ex GAAP rent	$0.85	$0.88	$1.52	$1.50

Note:

The above schedule reconciles the non-GAAP financial measures included in this press release to the most comparable GAAP financial measures.  Net income, excluding the GAAP rent adjustment, should not be considered as an alternative to net income or other GAAP financial measurements as an indicator of our operating performance.

The special item represents a cumulative adjustment to record GAAP rent in the first quarter of 2005 to properly reflect pre-opening or build-out periods of our stores prior to January 1, 2005.  This correction of accounting practices was made in light of the views of the Office of the Chief Accountant of the Securities and Exchange Commission expressed in a letter of February 7, 2005 to the American Institute of Certified Public Accountants regarding the application of generally accepted accounting principles to operating lease accounting matters.

Management believes comparative analysis of results can be enhanced by excluding the impact of this item.  Because this item is a one-time, non-cash, after-tax adjustment to conform our accounting policies to generally accepted accounting principles related to leased stores prior to January 1, 2005, we believe the adjustment is not indicative of the Company’s operating performance for the applicable period, nor should it be considered in developing trend analysis for future periods.

Consolidated Balance Sheets

(in thousands)

	Dec. 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$43,547	$45,067
Inventories	230,639	189,132
Prepaid expenses and other assets	7,258	5,169
Deferred income taxes	6,756	5,991
Total current assets	288,200	245,359

Property and Equipment, net	87,786	86,332

Other long-term assets:
Deferred financing costs	685	877
Other assets	4,941	3,552

Total Assets	$381,612	$336,120

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility, current portion	$—	$—
Accounts payable	74,975	72,722
Accrued liabilities	42,372	39,549
Income taxes payable	16,520	17,483
Total current liabilities	133,867	129,754

Revolving credit facility, excl. current portion	—	—
Deferred rent	4,431	165
Deferred income taxes	7,952	9,051
Total Liabilities	146,250	138,970

Stockholders’ equity	235,362	197,150
Total Liabilities and Stockholders’ Equity	$381,612	$336,120

Consolidated Statement of Cash Flows

(in thousands)

	Twelve-Months Ended Dec.31,
	2005	2004

Net cash flows from operating activities:
Net income	$60,959	$62,617
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	14,606	11,570
Amortization of financing fees	171	1,295
Cumulative effect of lease accounting adj.	3,898	—
Other non-cash charges	(469)	3,972
Net change in operating assets and liabilities	(40,483)	(34,623)

Net cash provided by operating activities	38,682	44,831

Net cash flows from investing activities:
Capital expenditures	(16,060)	(23,027)
Other	—	—

Net cash used in investing activities	(16,060)	(23,027)

Net cash flows from financing activities:
Net borrowings-revolving credit facility	—	—
Payment of cash dividend	(26,854)	—
Other	2,712	(273)

Net cash provided by (used in) financing act	(24,142)	(273)

Net (INCREASE, DECREASE) in cash and cash equivalents	(1,520)	21,531

Cash and cash equivalents, beginning of period	45,067	23,536

Cash and cash equivalents, end of period	$43,547	$45,067